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                                  EXHIBIT 10.9
                                                            --------------------
                            TIETEK ROYALTY AGREEMENT
                            ------------------------        --------------------

     This Agreement ("the TieTek Royalty "Agreement") is made and entered into the ____ day of ____________, 2003 (the "Effective Date"), by and between TieTek, Inc., a Delaware corporation (and subsidiary of North American Technologies Group, Inc. ("NATK"), hereinafter referred to as "Payor" and William T. Aldrich, Henry W. Sullivan, and J. Denny Bartell as Co-Trustees for the benefit of Dune Holdings, L.L.C., assignee of Gaia Holdings, Inc. ("Dune"), and Thor Ventures, L.L.C. ("Thor"), hereinafter collectively referred to as "Payee."

                                    RECITALS

     1.   Payor is the new owner of the "Technology" as hereinafter described.

     2. Payee recognizes Payor as the sole and exclusive owner of the Technology, and approves and consents to the assignment of the rights to the Technology to Payor.

     3. Payee was a party to that certain TieTek Royalty Agreement dated as of December 30, 1997, which was amended by that certain Royalty Settlement Agreement dated as of June 8, 2000. Payee is the only party entitled to any royalty under these prior agreements.

     4. Payee is a party to a separate agreement with NATK executed contemporaneously herewith ("the NATK Royalty Agreement") providing for various other payments that may relate to the Technology; however, the parties hereto agree and acknowledge that any such agreement between Payee and NATK is separate and distinct from this Agreement, and any obligations or agreements contained therein or any breach or default with respect thereto shall have no effect whatsoever on this Agreement or the obligations of Payor and Payee contained herein.

     5. The parties desire to enter into this new Agreement for the payment of royalties relating to the Technology with this Agreement superseding any prior royalty agreements.

     NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

                                    Article I
                                   DEFINITIONS

            The following terms shall have the following meanings for purposes of the Agreement:

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     1.1.   "Net Revenues From Product Sales" means the gross revenue generated by the sale or transfer for value of Products less:

            (i) refunds, rebates or allowances to customers resulting from defects, failures, or malfunctions not in excess of the original selling price of the products, and

            (ii) governmental sales taxes, tariffs, duties, and similar charges added to the selling price of the Products and paid by the selling party to a government or quasi-governmental entity, but excluding any taxes based on income, capital gains, property, franchise, or any other tax.

     1.2 "Net Revenues From Technology Sales" means the gross revenue generated by the licensing, rental, or sale of the Technology, less governmental sales taxes, tariffs, duties, and similar charges added to the amount of such revenue and paid by the owner of the Technology to a government or quasi-governmental entity, but excluding any taxes based on income, capital gains, property, franchise, or any other tax

     1.3 "Products" means railroad or transit authority ties manufactured through the use or benefit of the Technology, as well as other items manufactured through the use or benefit of the Technology, to produce structural composite parts, including by way of example, marine pilings, mining support timbers, and roofing materials. Products would not include plastic-wood lumber, plastic extrusion shapes, or unrelated businesses.

     1.4 "Technology" shall mean (a) United States Patent Number 5886078 issued March 23, 1999, [and any international counterparts] and United States patent Published Application No. 20020123553 with Application Date of March 5, 2001 [and any international counterparts], which have been acquired by Payor, together with any modifications, improvements, corrections, or substitutions thereto, and (b) the trade secrets, designs, and know-how developed, owned, conceived, and/or reduced to practice by Payor (or its predecessor) for materials, processes, and methods to be used in the production, manufacture, or refinement of railroad or transit authority ties and other composite parts.

                                   Article II
                                    ROYALTIES

     2.1    Payment of Royalties. Payor shall pay to Payee the following
            "Royalties":

            (a)   Royalties Payable in Years 1 and 2:

                  (i) One and one-quarter percent (1.25%) of all Net Revenue from Product Sales received by Payor with respect to Products

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                        manufactured by Payor during the period beginning
                        January 1, 2004, and ending December 31, 2005; and

                  (ii) One and one-quarter percent (1.25%) of all Net Revenue from Technology Sales received by Payor during the period beginning January 1, 2004, and ending December 31, 2005.

            (b)   Royalties Payable in Years 3-10:

                  (i) Two and one-half percent (2.50%) of all Net Revenue from Product Sales received by Payor with respect to Products manufactured by Payor during the period beginning January 1, 2006, and ending December 31, 2013; and

                  (ii) Two and one-half percent (2.50%) of all Net Revenue from Technology Sales received by Payor during the period beginning January 1, 2006, and ending December 31, 2013.

     2.2    No Minimum Royalty. There will be no minimum royalty.

     2.3 Annual Royalty Cap. Once the Royalty payable in a calendar year reaches $1,000,000, Payor's commitment will be capped at $1,000,000 per year.

                                   Article III
                               ACCOUNTING MATTERS

     3.1 Royalty Statements. Within 90 days after the end of each calendar quarter during which royalties are due, Payor will deliver to Payee a statement certified by an appropriate officer of Payor which accurately sets forth in reasonable detail the Net Revenues From Product Sales and the Net Revenues From Technology Sales upon which royalties are to be paid under Article 2.1 during said quarter, and will contemporaneously therewith pay any royalties due.

     3.2 Record of Payor. All of Payor's accounting records related to the calculations of Net Revenues From Product Sales and the Net Revenues From Technology Sales and payment of royalties hereunder shall be maintained in accordance with generally accepted accounting principles, objectively applied. All books of account, records, sales slips, invoices, purchase orders, franchise tax returns, and federal income tax returns relating to Payor's operations will be retained by Payor for a period of three (3) years after preparation, and will be open to inspection by Payee (or Payee's representative) at all reasonable times.

     3.3 Audit Rights of Payee. Payee may, at any time or times during normal business hours, and upon five (5) business days' prior written notice to Payor conduct an audit of any royalty statement delivered pursuant to Section 3.1, and may examine

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            relevant records for the calendar quarter covered by the royalty statement. Acceptance of any royalty tendered by Payor shall not prejudice their rights to contest a royalty statement.

     3.4 Prohibited Transaction. Without Payee's consent, Payor shall not transfer the title or ownership of the Technology or any party thereof, provided, however, that this prohibition does not impair Payor's rights to grant licensing agreements so long as in the case of an exclusive licensing agreement, such agreement is not the substantive equivalent of a transfer of all or substantially all of the ownership of the Technology. Any transfer made in violation of the foregoing sentence shall be void. Payor shall not transfer any commercial quantities of products to any third party or consent to such transfer by any licensees, except in transactions for a fair market price or in arms length transactions where the value received has been established in good faith.

                                   Article IV
                                  MISCELLANEOUS

     4.1 Governing Law. The construction and interpretation of this Agreement shall be in accordance with the laws of the state of Texas and the applicable laws of the United States of America.

     4.2 Notice. Any payment, report, communication, request or notice required or permitted by this Agreement shall be in writing and shall become effective at the time of receipt thereof and shall be addressed to the parties as follows:

                  (a)  If to Payor:

                       With a copy to:

                  (b)  If to Payee:

                       With a copy to :

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            Notice may be effected by hand delivery, U.S. Mail or telecopy. Each party shall have the continuing right to change its address for notice at any time or times by giving ten (10) days' notice in the manner hereinafter described. Notices shall be deemed given only upon actual receipt; however, notice sent by U.S. mail, postage prepaid, certified, return receipt requested shall be deemed received three business days after deposited with the U.S. Postal Service.

     4.3 Amendments. This Agreement shall not be modified, amended or otherwise varied by any oral agreement or representation and all modifications, amendments, and variations shall be by an instrument in writing executed by the parties hereto.

     4.4 Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their successors and assigns.

     4.5 No Partnership. Nothing in this Agreement shall in any way be construed to make the parties partner, joint venturers, agents, servants or employees of one another, and no such relationship is intended.

     4.6 Confidentiality. During the performance of each party's obligation under this Agreement, each party may obtain information of various types from the other party. Each party agrees that all such information, whether technical, financial, business or other nature shall be held in confidence and not used to the detriment of the disclosing party by the non-disclosing party nor disclosed to any third party by the non-disclosing party. This Section 4.6 shall not apply to any information which (a) can be shown by a party to have been in that Party's possession prior to the date hereof; b) is now or hereafter (by operation of law) becomes information in the public domain; (c) can be shown by a party to have been received on a non-confidential basis from a third party who did not acquire same, directly or indirectly, from the other Party; (d) can be shown by a Party to have been developed without access to any confidential information otherwise covered by this Section 4.6; (e) is required to be disclosed as a matter of law; or (f) is required to be disclosed pursuant to a written agreement between the parties.

     4.7 Payee Representatives. Payor shall only be required to rely on instruments and directives from William T. Aldrich, Henry W. Sullivan, and J. Denny Bartell, or their successors, as Co-Trustees, acting in a majority or unanimously, which instructions and directives, if required by Payor, shall be in writing. If, at any time, William T. Aldrich, Henry W. Sullivan, and J. Denny Bartell, or their successors, as Co-Trustees, unanimously notify the Payor in writing (a) that the rights to receive Royalty have been assigned or otherwise transferred to Dune and Thor; and (b) of the portion of the total Royalty to be paid to each Dune and Thor, then Payor shall thereafter, and until future notice from the President of either

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            Dune and/or Thor; (c) distribute such Royalty as directed; and (d)
            only be required to rely on instruction and directives from the President of Dune and/or Thor with respect to their respective pro rata share of Royalty. In the event that Dune or Thor should dissolve or, alternatively, the rights to receive Royalty should otherwise be distributed to the members of Dune or Thor (as the case may be), then Payor may rely on (a) a duly executed copy of the Agreement, Plan, and/or Articles of Dissolution of Dune or Thor (as the case may be, in the case of dissolution), or (b) a duly executed assignment (in the case of distribution) to determine the ownership of the rights to receive Royalty. In addition, the members of Dune and/or Thor shall each, unanimously, designate among themselves representatives, and thereafter Payor shall only be required to rely on instructions and directives from such representatives. Payor shall have the right to request and rely on instruction from each such representative, provided such instructions do not impair the rights of any members represented by the other representatives.

     4.8 Integration and Release. This new TieTek Royalty Agreement supersedes the Royalty Agreement referenced in paragraph 3 of the Recitals and, except for the NATK Royalty Agreement executed contemporaneously herewith, any other royalty arrangements or agreements involving the Technology, all of which are deemed terminated. This Agreement represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements by the parties with respect to the subject matter of this Agreement. There are no unwritten oral agreements between the parties.

            By the execution of this Agreement, Payee releases all claims to royalties due under superseded royalty agreements or for any breaches of such agreements and acknowledges full satisfaction.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate by duly authorized persons.

"PAYOR"

TIETEK, INC.,
a Delaware corporation


By: /s/ Henry W. Sullivan                 February 5, 2004
Name: Henry W. Sullivan                   Date
Title: President

"PAYEE"

William T. Aldrich, Henry W. Sullivan,
and J. Denny Bartell, Co-Trustees for
the Benefit of Dune Holdings, L.L.C.
(assignee of Gaia Holdings, Inc.) and
Thor Ventures, L.L.C., one certain

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Trust Agreement dated December 29,
1995, by and among them.


By: /s/ William T. Aldrich                February 5, 2004
        William T. Aldrich                Date
        Co-Trustee


By: /s/ Henry W. Sullivan                 February 5, 2004
        Henry W. Sullivan                 Date
        Co-Trustee


By: /s/ J. Denny Bartell                  February 5, 2004
        J. Denny Bartell                  Date
        Co-Trustee